UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                               H.J. HEINZ COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.25 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    423074103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 10, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Fund Management, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3454182
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power            18,990,000
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power       18,990,000
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                       18,990,000
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                    6.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Fund Management GP, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3454087
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power            18,990,000
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power       18,990,000
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                       18,990,000
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                    6.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners GP, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3453775
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             12,811,746
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        12,811,746
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        12,811,746
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3453595
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             12,811,746
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power       12,811,746
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        12,811,746
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [  ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     4.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3453988
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             1,469,498
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        1,469,498
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        1,469,498
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.5%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Master Fund, L.P.
     SS. or I.R.S. Identification No. of Above Person:  98-0468601
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,847,834
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,847,834
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,847,834
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.8%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Master Fund (Non-ERISA), L.P.
     SS. or I.R.S. Identification No. of Above Person:  98-0471467
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                11,284
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           11,284
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           11,284
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund I, L.P.
     SS. or I.R.S. Identification No. of Above Person:  20-3694154
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                256,938
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           256,938
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           256,938
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.1%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund I General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  20-3694293
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power               256,938
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power          256,938
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                          256,938
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.1%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II, L.P.
     SS. or I.R.S. Identification No. of Above Person:  87-0763105
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                58,198
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           58,198
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           58,198
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II GP, L.P.
     SS. or I.R.S. Identification No. of Above Person:  87-0763102
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                58,198
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           58,198
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           58,198
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian Partners Parallel Fund II General Partner, LLC
     SS. or I.R.S. Identification No. of Above Person:  87-0763099
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                          AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Delaware
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power                58,198
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power           58,198
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                           58,198
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     0.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      OO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Trian SPV (SUB) I, L.P.
     SS. or I.R.S. Identification No. of Above Person:  98-0485814
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,483,130
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,483,130
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,483,130
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      PN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Nelson Peltz
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                           USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             18,990,000
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        18,990,000
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        18,990,000
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     6.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Peter W. May
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                           USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             18,990,000
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        18,990,000
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        18,990,000
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     6.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Edward P. Garden
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                            USA
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             18,990,000
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        18,990,000
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        18,990,000
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     6.0%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Castlerigg Master Investments Ltd.
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         WC
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                       British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,381,400
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,381,400
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,381,400
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Sandell Asset Management Corp.
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [ X ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Cayman Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,381,400
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,381,400
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,381,400
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Castlerigg International Limited
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                      British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,381,400
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,381,400
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,381,400
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Castlerigg International Holdings Limited
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [  ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                     British Virgin Islands
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,381,400
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,381,400
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,381,400
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      CO

CUSIP NO.: 423074103
(1)  NAMES OF REPORTING PERSONS

     Thomas E. Sandell
     SS. or I.R.S. Identification No. of Above Person:
--------------------------------------------------------------------------------
(2) Check the Appropriate Box              (a) X
    if a Member of a                       -------------------------------------
    Group                                  (b)
                                           -------------------------------------
--------------------------------------------------------------------------------
(3) SEC Use Only
--------------------------------------------------------------------------------
(4) Source of Funds                                         AF
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal                           [ X ]
    Proceedings is Required
    Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
(6) Citizenship or Place of
    Organization                                          Sweden
--------------------------------------------------------------------------------

Number of Shares         (7) Sole Voting Power                       0
Beneficially Owned by    -------------------------------------------------------
Each Reporting Person    (8) Shared Voting Power             5,381,400
                         -------------------------------------------------------
                         (9) Sole Dispositive Power                  0
                         -------------------------------------------------------
                         (10)Shared Dispositive Power        5,381,400
--------------------------------------------------------------------------------
(11) Aggregate Amount
     Beneficially Owned by Each
     Reporting Person                                        5,381,400
--------------------------------------------------------------------------------
(12) Check Box if the Aggregate Amount in                          [ X ]
     Row (11) Excludes Certain Shares
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in                     1.7%
     Row (11)
--------------------------------------------------------------------------------
(14) Type of Reporting Person                                      IN

                             INTRODUCTORY STATEMENT

This Amendment No. 4 relates to the Schedule 13D filed with the Securities and Exchange Commission on April 24, 2006, as previously amended by Amendment No. 1 on May 23, 2006, Amendment No. 2 on September 15, 2006, and Amendment No. 3 on December 4, 2006 by Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands exempted limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands exempted limited partnership ("Trian Offshore
(Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund I"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund I GP LLC"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian SPV (SUB) I, L.P., a Cayman Islands exempted limited partnership ("Trian SPV"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP" and, together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd., a British Virgin Islands company ("CMI"), Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"), Castlerigg International Limited, a British Virgin Islands company ("CIL"), Castlerigg International Holdings Limited, a British Virgin Islands company ("CIHL"), and Thomas E. Sandell, a citizen of Sweden ("Sandell" and, collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons" and, together with the Trian Filing Persons, the "Filing Persons"), relating to the common stock, par value $.25 per share (the "Shares"), of H. J. Heinz Company, a Pennsylvania corporation (the "Issuer").


Item 2. Identity and Background.

Item 2 of the Schedule 13D is hereby amended and supplemented as follows:

     Except as set forth below, during the past five years, none of the Filing Persons, nor any director, executive officer, general partner or controlling person of any of the Filing Persons, has: (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting, or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.

     In October 2007, SAMC, Sandell, and certain of SAMC's employees settled an enforcement matter with the Securities and Exchange Commission ("SEC") with respect to certain trades of CMI in shares of Hibernia Corporation in 2005. Without admitting or denying the SEC allegations contained in the SEC order, (i) SAMC agreed to accept relief based on charges under Section 10(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 17(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and paid a civil fine of $650,000, (ii) Sandell agreed to accept relief based on charges of aiding and abetting under Section 10(a) and Rule 10a-1 of the Exchange Act (collectively, the "Short Sale Rule") and charges under Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and paid a civil fine of $100,000, and (iii) certain employees of SAMC agreed to accept relief based on SEC charges of aiding and abetting under the Short Sale Rule and paid smaller civil fines. SAMC was also ordered to disgorge the sum of $7,500,000 intended to approximate losses avoided by CMI. Further, each of SAMC, Sandell and certain employees of SAMC were censured under the Advisers Act, and SAMC was enjoined from committing any future violations of Section 17(a)(2) of the Securities Act.

Item 5.  Interest in Securities of the Issuer

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

     (a) As of 4:00 pm, New York City time, on October 11, 2007, the Filing Persons beneficially owned, in the aggregate, 18,990,000 Shares, representing approximately 6.0% of the Issuer's outstanding Shares (based upon the 319,145,320 Shares stated by the Issuer to be outstanding as of August 1, 2007 in the Issuer's Quarterly Report on Form 10-Q filed on August 24, 2007).

     (b) Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Trian SPV, Parallel Fund I and Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,469,498, 5,847,834, 11,284, 5,483,130, 256,938 and 58,198 Shares, respectively, except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Beneficial ownership of 475,718 Shares that are directly held in the Separate Account is further described below.

     Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund I (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund II (discussed in Item
2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that are directly held in the Separate Account. Each of Trian Management, Trian
Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

     CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 5,381,400 Shares except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI (discussed in Item 2), and each of Trian Management, Trian Management GP, Nelson Peltz, Peter
W. May and Edward P. Garden, by virtue of the Sandell Agreement (discussed in Items 2 and 6), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

     (c) On August 27, 2007, in his capacity as a member of the Board of Directors of the Issuer, Nelson Peltz received a grant of 3,000 restricted stock units payable in Shares. Nelson Peltz disclaims beneficial ownership of such Shares except to the extent of his pecuniary interest therein.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                    TRIAN PARTNERS GP, L.P.

                    By:  Trian Partners General Partner, LLC,
                         its general partner

                    By: /s/PETER W. MAY
                        ---------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS GENERAL PARTNER, LLC

                    By: /s/PETER W. MAY
                        ---------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS, L.P.

                    By: Trian Partners GP, L.P., its general partner

                    By: Trian Partners General Partner, LLC, its general partner

                    By: /s/PETER W. MAY
                        ---------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS MASTER FUND, L.P.

                    By: Trian Partners GP, L.P., its general partner

                    By: Trian Partners General Partner, LLC, its general partner

                    By: /s/PETER W. MAY
                        ---------------------------------------
                        Name: Peter W. May
                        Title: Member

                    TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                    By: Trian Partners GP, L.P., its general partner

                    By: Trian Partners General Partner, LLC, its general partner

                    By: /s/PETER W. MAY
                        ----------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN SPV (SUB) I, L.P.

                    By: Trian Partners GP, L.P., its general partner

                    By: Trian Partners General Partner, LLC,
                        its general partner

                    By: /s/PETER W. MAY
                        ----------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS PARALLEL FUND I, L.P.

                    By: Trian Partners Parallel Fund I General Partner LLC,
                        its general partner

                    By: /s/PETER W. MAY
                        ----------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

                    By: /s/PETER W. MAY
                        ----------------------------------------
                        Name: Peter W. May
                        Title: Member

                    TRIAN PARTNERS PARALLEL FUND II, L.P.

                    By: Trian Partners Parallel Fund II GP, L.P.,
                        its general partner

                    By: Trian Partners Parallel Fund II General Partner, LLC,
                        its general partner

                    By: /s/PETER W. MAY
                        -----------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                    By: Trian Partners Parallel Fund II General Partner, LLC,
                        its general partner

                    By: /s/PETER W. MAY
                        -------------------------------------
                        Name: Peter W. May
                        Title: Member


                    TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC

                    By: /s/PETER W. MAY
                        -------------------------------------
                        Name: Peter W. May
                        Title: Member

                    TRIAN FUND MANAGEMENT, L.P.

                    By: Trian Fund Management GP, LLC, its general partner

                    By: /s/PETER W. MAY
                        -------------------------------------
                        Name: Peter W. May
                        Title: Member

                    TRIAN FUND MANAGEMENT GP, LLC


                    By: /s/PETER W. MAY
                        -------------------------------------
                        Name: Peter W. May
                        Title: Member


                        /s/NELSON PELTZ
                        -------------------------------------
                        NELSON PELTZ


                        /s/PETER W. MAY
                        -------------------------------------
                        PETER W. MAY


                        /s/EDWARD P. GARDEN
                        -------------------------------------
                        EDWARD P. GARDEN

                    CASTLERIGG MASTER INVESTMENTS LTD.

                    BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                    By: /s/THOMAS E. SANDELL
                        ------------------------------------
                        Name:  Thomas E. Sandell
                        Title:  Chief Executive Officer


                    SANDELL ASSET MANAGEMENT CORP.

                    By: /s/THOMAS E. SANDELL
                        -------------------------------------
                        Name:  Thomas E. Sandell
                        Title:  Chief Executive Officer


                    CASTLERIGG INTERNATIONAL LIMITED

                    BY: SANDELL ASSET MANAGEMENT CORP., its investment manager

                    By:  /s/THOMAS E. SANDELL
                        -------------------------------------
                         Name:  Thomas E. Sandell
                         Title:  Chief Executive Officer


                   CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                   BY: SANDELL ASSET MANAGEMENT CORP., its investment manager

                   By: /s/THOMAS E. SANDELL
                       ----------------------------------
                       Name:  Thomas E. Sandell
                       Title:  Chief Executive Officer



                      /s/THOMAS E. SANDELL
                      -----------------------------------
                      THOMAS E. SANDELL



Dated: October 12, 2007